Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

InMed Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common shares, no par value	Other	5,090,918	$2.4402	$12,422,858.10	0.0001102	$1,369.00
	Total Offering Amounts					$12,422,858.10		$1,369.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
			Net Fee Due					$1,369.00

(1)	Consists of (i) 150,000 common shares issued to the selling shareholders, or the Selling Shareholders, named in the registration statement to which this exhibit relates, or the Registration Statement, (ii) 1,668,185 common shares issuable upon exercise of pre-funded warrants issued to the Selling Shareholders and (iii) 3,272,733 common shares issuable upon the exercise of preferred investment options issued to the Selling Shareholders. In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registration Statement also covers an indeterminate number of additional common shares that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($2.56) and low ($2.3204) prices of the registrant’s common shares as reported on the Nasdaq Capital Market on December 6, 2022.